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                               AMENDMENT NO. 2
                           DATED SEPTEMBER 16, 1992
                                      TO
                               RIGHTS AGREEMENT
                                   BETWEEN
                                XYVISION, INC.
                              MELLON BANK, N.A.
                         DATED AS OF OCTOBER 19, 1988

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   This Amendment No. 2 is made as of the 16th day of September 1992 by
Xyvision, Inc., a Delaware
corporation (the "Company"), and Mellon Bank, M.A., as Rights AGent (the "Rights Agent"), to the Rights
Agreement dated as of October 19, 1988 between the Company and the Rights Agent (the "Rights Agreement").

   Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby amend the Rights
Agreement as follows:

   1. Paragraph (a) of Section 1 is hereby amended by the addition of the following sentence at the end of such paraghraph:
Notwithstanding the foregoing, neither Tudor Trust, nor any Affiliates or Associates of Tudor Trust, shall be considered an acquiring Person unless and until Tudor Trust, together with all Affiliates and Associates of Tudor Trust, shall be the Beneficial Owner of 35% or more of the shares of Comon Stock then outstanding.

   2. Paragraph (y) of Section 1 is hereby amended by the addition of the following sentence at the end of such paragraph:
Notwithstanding the foregoing, a Section 11(a) (ii) Event shall not be deemed to have occurred pursuant to clause (B) of Section II (a) (ii) as a result of Tudor Trust, alone or together with its Affiliates and Associates, becoming the Beneficial Owner of 30% or more of the shares of Common Stock then outstanding unless and until Tudor Trust, along or together with its Affiliates and Associates, becomes the Beneficial Owner of 35% or more of the shares of common stock then outstanding (subject to the other provisions of said clause (B)).

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.
Xyvision, Inc.
By: /s/ Thomas H. Conway

  Thomas H. Conway
  President
ATTEST:
By: /s/ Daniel M. Clarke

  Daniel M. Clarke
  Secretary
MELLON BANK, N.A.
By: /s/ JA Livingston, as Agent

ATTEST:
By: /s/ Marilyn Spisak, as Agent

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